EXHIBIT INDEX
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1.   Form of Underwriter's Dealer Agreement

2.   Consent of Arthur Andersen LLP

3.   Financial Data Schedule for Tax-Free Money Fund

4.   Financial Data Schedule for Tax-Free Intermediate Term Fund Class A

5.   Financial Data Schedule for Tax-Free Intermediate Term Fund Class C

6.   Financial Data Schedule for Ohio Insured Tax-Free Fund Class A

7.   Financial Data Schedule for Ohio Insured Tax-Free Fund Class C

8.   Financial Data Schedule for Ohio Tax-Free Money Fund Class A

9.   Financial Data Schedule for Ohio Tax-Free Money Fund Class B

10.  Financial Data Schedule for California Tax-Free Money Fund

11.  Financial Data Schedule for Florida Tax-Free Money Fund Class A

12.  Financial Data Schedule for Florida Tax-Free Money Fund Class B

13.  Financial Data Schedule for Kentucky Tax-Free Fund

14.  Power of Attorney for Fred A. Rappoport

15.  Power of Attorney for Howard J. Levine